Exhibit 12.1

Computation of Ratio of Earnings to Combined Fixed Charges

	Nine Months Ended September 30,		Years Ended December 31,
(in thousands)	2009(1)	2008(1)	2008(1)	2007(1)	2006(1)	2005	2004
Including Interest on Deposits
Earnings:
Income from continuing operations before income taxes	$612,506	$1,480,842	$581,619	$3,869,556	$3,672,341	$2,829,002	$2,360,064
Equity in undistributed earnings of unconsolidated subsidiaries	44,442	36,097	55,226	43,324	15,169	18,637	2,884
Fixed Charges:
Interest expense on deposits, senior and subordinated, and other borrowings	2,326,596	2,996,860	3,963,284	4,548,311	3,073,289	2,046,639	1,791,442
Portion of rent expense representative of interest	14,515	19,963	21,894	35,367	13,734	11,460	6,369

Total fixed charges	2,341,111	3,016,823	3,985,178	4,583,678	3,087,023	2,058,099	1,797,811
Preferred dividend requirements	181,820	—	16,092	—	—	—	—

Fixed charges and preferred dividends	2,522,931	3,016,823	4,001,270	4,583,678	3,087,023	2,058,099	1,797,811

Earnings	$2,998,059	$4,533,762	$4,622,023	$8,496,558	$6,774,533	$4,905,738	$4,160,759

Ratio of earnings to fixed charges	1.28	1.50	1.16	1.85	2.19	2.38	2.31

Ratio of earnings to fixed charges and preferred dividends	1.19	1.50	1.16	1.85	2.19	2.38	2.31

Excluding Interest on Deposits
Earnings:
Income from continuing operations before income taxes	$612,506	$1,480,842	$581,619	$3,869,556	$3,672,341	$2,829,002	$2,360,064
Equity in undistributed earnings of unconsolidated subsidiaries	44,442	36,097	55,226	43,324	15,169	18,637	2,884
Fixed Charges:
Interest expense on deposits, senior and subordinated, and other borrowings	2,326,596	2,996,860	3,963,284	4,548,311	3,073,289	2,046,639	1,791,442
Portion of rent expense representative of interest	14,515	19,963	21,894	35,367	13,734	11,460	6,369
Interest expense on deposits	(1,666,605)	(1,827,284)	(2,512,040)	(2,906,351)	(1,814,797)	(1,173,137)	(1,009,545)

Total fixed charges	674,506	1,189,539	1,473,138	1,677,327	1,272,226	884,962	788,266
Preferred dividend requirements	181,820	—	16,092	—	—	—	—

Fixed charges and preferred dividends	856,326	1,189,539	1,489,230	1,677,327	1,272,226	884,962	788,266

Earnings	$1,331,454	$2,706,478	$2,109,983	$5,590,207	$4,959,736	$3,732,601	$3,151,214

Ratio of earnings to fixed charges	1.97	2.28	1.43	3.33	3.90	4.22	4.00

Ratio of earnings to fixed charges and preferred dividends	1.55	2.28	1.42	3.33	3.90	4.22	4.00

(1)	Based on continuing operations.